Exhibit 23.6
Data & Consulting Services
Division of Schlumberger Technology Corporation
[Logo]
1310 Commerce Drive
Park Ridge 1
Pittsburgh, PA 15275-1011
Tel: 412-787-5403
Fax: 412-787-2906

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Data & Consulting Services Division of Schlumberger Technology Corporation consents to the incorporation by reference in this Registration Statement on Form S-8 of information contained in our reports, as of 31 December 2008, 2007 and 2006, setting forth the estimates of revenues from the oil and gas reserves of Quicksilver Resources Inc. and its subsidiaries appearing in the Annual Report on Form 10-K, as amended, of Quicksilver Resources Inc. for the year ended 31 December 2008.

Data & Consulting Services Division of Schlumberger Technology Corporation

By:	/s/ Charles M. Boyer II
Charles M. Boyer II, P.G., C.P.G., C.C.G.
Advisor Unconventional Reservoirs
Pittsburgh, PA
10 August 2009